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                                   EXHIBIT 3.1

                              Amendments to By-laws



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                                  ARTICLE VIII

                             FAIR PRICE REQUIREMENTS

         All of the requirements of Article 11, Part 2, of the Official Code of Georgia Annotated, included in Sections 14-2-1110 through 1113 (and any successor provisions thereto), shall be applicable to the Corporation in connection with any business combination, as defined therein, with any interested shareholder, as defined therein.

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                                   ARTICLE IX

                              BUSINESS COMBINATIONS

         All of the requirements of Article 11, Part 3, of the Official Code of Georgia Annotated, included in Sections 14-2-1131 through 1133 (and any successor provisions thereto), shall be applicable to the Corporation in connection with any business combination, as defined therein, with any interested shareholder, as defined therein.